EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE


For: MAF Bancorp, Inc.                      Contacts: Jerry A. Weberling,
     55th Street & Holmes Avenue                      Chief Financial Officer
     Clarendon Hills, IL 60514                        Michael J. Janssen,
                                                        Senior Vice President
     www.mafbancorp.com                               (630) 325-7300

                  MAF BANCORP RECEIVES ALL REGULATORY APPROVALS
                 FOR ST. FRANCIS CAPITAL CORPORATION ACQUISITION

Clarendon Hills, Illinois, October 24, 2003 - MAF Bancorp, Inc. (MAFB) and St. Francis Capital Corporation (STFR) announced today that they have received all of the required regulatory approvals in connection with MAFB's acquisition of St. Francis Capital Corporation. MAF has scheduled a November 25, 2003 special shareholders' meeting to approve the transaction. St. Francis has scheduled their special shareholders' meeting for November 26, 2003. The parties expect to close the transaction shortly after receipt of the necessary shareholder approvals and satisfaction of other customary closing conditions.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 43 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB. At September 30, 2003, MAF had assets of $6.7 billion, deposits of $4.3 billion and stockholders' equity of $616 million.

At June 30, 2003, St. Francis had assets of $2.3 billion, deposits of $1.4 billion, stockholders' equity of $194 million and 23 branch offices in the Milwaukee area. St. Francis common stock trades on the Nasdaq Stock Market under the symbol STFR.

   NOTE: The following notice is included to meet certain legal requirements.
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MAF has filed a registration statement containing a joint proxy statement/prospectus and other documents regarding its proposed acquisition of St. Francis with the Securities and Exchange Commission. MAF and St. Francis shareholders are urged to read the proxy statement/prospectus, because it contains important information about MAF and St. Francis, and the proposed transaction. Copies of this joint proxy statement/prospectus have been mailed to MAF and St. Francis shareholders, and it and other documents filed by MAF or St. Francis with the SEC may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to MAF at 55th Street & Holmes Avenue, Clarendon Hills, IL 60514 or St. Francis at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203.

MAF and St. Francis and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of MAF and St. Francis in favor of the proposed merger. Information regarding such persons can be found in MAF's and St. Francis' respective proxy statements, annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Additional information regarding the interests of such persons is set forth in the joint proxy statement/prospectus that has been filed with the SEC.